UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016 (February 10, 2016)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A Denver, Colorado 80239	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 396-6100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by MusclePharm Corporation (the “Company”), on August 26, 2015, the Company’s Board of Directors (the “Board”) appointed Ryan Drexler as the Company’s Executive Chairman. On February 11, 2016, the Company and Mr. Drexler entered into an employment agreement setting forth the terms of Mr. Drexler’s employment as Executive Chairman of the Company (the “Employment Agreement”). The Employment Agreement was approved by the Compensation Committee of the Company’s Board of Directors (the “Board”) and, upon the recommendation of the Compensation Committee, the Board.

Pursuant to the terms of the Employment Agreement, Mr. Drexler will initially receive an annual base salary of $550,000, subject to annual adjustment by the Board. With respect to services since Mr. Drexler’s start date of August 26, 2015 (and in lieu of any other Base Salary for 2015), Mr. Drexler shall be paid $250,000 on March 1, 2016. During his employment, Mr. Drexler shall be eligible for certain target incentive bonuses, including an annual bonus of up to 200% of his base salary upon the achievement of certain performance targets, and a transaction bonus for certain qualifying business combinations. Mr. Drexler shall also receive a grant of options to purchase shares of the Company’s common stock valued at $250,000. Mr. Drexler shall also be eligible for equity grants available to the Company’s management under its incentive plan.

The term of the Employment Agreement is for a three year period commencing February 10, 2016, after which the Employment Agreement shall be automatically renewed for successive one (1) year periods unless terminated by either party with at least 3 months’ written notice prior to the expiration of the initial term or any renewal term.

Upon termination of his employment for any reason, Mr. Drexler shall be entitled to: (i) all base salary earned through the date of termination; (ii) any and all reasonable expenses paid or incurred by Mr. Drexler in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; (iii) any accrued but unused vacation time through the termination date in accordance with Company policy; (iv) any annual bonuses or transaction bonus earned through the date of termination; and (v) all vested equity awards earned prior to termination.

Additionally, if Mr. Drexler’s employment is terminated prior to expiration of his employment period (including due to his death or disability, but excluding termination by the Company for “cause” or by Mr. Drexler without “good reason” (each as defined in the Employment Agreement)), Mr. Drexler shall remain eligible to receive the transaction bonus if a qualifying sale of the Company occurs before the February 10, 2021; provided, that, on a termination without cause or a resignation for good reason, Mr. Drexler releases the Company and its affiliates from any releasable liability associated with the Employment Agreement (other than with respect to amounts not yet due) within sixty (60) days following the termination of employment and Mr. Drexler complies with his other obligations under the Employment Agreement.

Mr. Drexler’s bonuses and any and all stock-based compensation (collectively, the “Clawback Benefits”) shall be subject to certain clawback rights as follows: during the period that Mr. Drexler’s is employed by the Company, upon his termination and for a period of three years thereafter, if there is a restatement of any Company financial results from which any Clawback Benefits shall have been determined, Mr. Drexler shall repay any amounts which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.

The Employment Agreement also contains customary confidentiality, non-competition and non-solicitation provisions in favor of the Company.

A copy of the Employment Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Any description of the terms of the Employment Agreement herein are qualified by reference to the full text of the Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated February 11, 2016, by and between the Company and Ryan Drexler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 16, 2016	MUSCLEPHARM CORPORATION

	By:	/s/ John Price
Name: John Price
Title: Chief Financial Officer